Exhibit 10.1

member SUPPORT AGREEMENT

This MEMBER SUPPORT AGREEMENT, dated as of October 22, 2025 (this “Agreement”), by and among Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company (“Purchaser”), ONE Nuclear Energy, LLC, a Delaware limited liability company (the “Company”), and each of the members of the Company listed under Exhibit A attached hereto (each, a “Signing Member” and, collectively, the “Signing Members”). Purchaser, the Company and each Signing Member are sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Purchaser, Solis Merger Sub LLC, a Delaware limited liability company and wholly-owned direct Subsidiary of Purchaser (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement in the form provided to the Signing Members (the “Business Combination Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Purchaser;

WHEREAS, as of the date hereof, each Signing Member has beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of and is entitled to dispose of (or direct the disposition of) and, as applicable, to vote (or to direct the voting of) the number of Membership Interest Units (as defined in the Company LLC Agreement) set forth opposite such Signing Member’s name on Exhibit A hereto (all such Membership Interest Units, together with any Membership Interest Units of which beneficial ownership, record ownership and/or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by such Signing Member prior to the termination of this Agreement collectively being referred to herein as the “Interests”); and

WHEREAS, as a condition to the willingness of Purchaser to enter into the Business Combination Agreement and as an inducement and in consideration therefor, each Signing Member has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Agreement to Vote. Each Signing Member, by this Agreement, with respect to its Interests, severally and not jointly, hereby agrees to attend and vote at any meeting of the Company Members (including any postponement or adjournment thereof) and execute and deliver written consent or approval in any action by written consent or approval of the Company Members requested by the Company (which written consent shall be delivered promptly, and in any event not later than two (2) Business Days, after the Company requests such delivery), all of the Interests held by such Signing Member at such time (a) in favor of the approval and adoption of the Business Combination Agreement, the Merger and the other Transactions, and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Merger or the other Transactions in any material respect or would reasonably be expected to result in any of the closing conditions of Purchaser, the Company or Merger Sub under the Business Combination Agreement not being satisfied. Within seventy-two (72) hours of the date that the Proxy Statement/Registration Statement is declared effective by the SEC (the “Effectiveness Date”), each Signing Member agrees to execute and deliver to the Company the Company Written Consent, which shall, pursuant to, and in accordance with, the Business Combination Agreement, be delivered by the Company to Purchaser as soon as practicable after the Effectiveness Date. Each Signing Member acknowledges receipt and review of a copy of the Business Combination Agreement.

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2. Transfer of Interests. Each Signing Member, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), loan, pledge, dispose of or otherwise encumber any of the Interests or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement, the vesting of Membership Interest Units pursuant to agreements that are disclosed under the Business Combination Agreement, or sale, assignment or transfer to another Company Member that is a Party and bound by the terms and obligations hereof, (b) deposit any Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement) or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Interests; provided that the foregoing shall not prohibit the transfer of the Interests by a Signing Member to an affiliate of such Signing Member, but only if, prior to effecting any such acquisition, sale, assignment, transfer or other disposition of any Interests, such affiliate of Signing Member shall execute this Agreement or a joinder agreeing to become a Party to this Agreement. Any acquisition, sale, assignment, transfer or other disposition of any Interests by a Signing Member in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. No Solicitation of Transactions. Each Signing Member, severally and not jointly, agrees not to, directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Acquisition Proposal relating to the Company, (b) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, the Company’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to an Acquisition Proposal relating to the Company, (c) enter into, engage in or maintain discussions or negotiations with respect to any Acquisition Proposal relating to the Company (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Acquisition Proposal relating to the Company) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal relating to the Company, (e) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquisition Proposal relating to the Company or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal relating to the Company or (f) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its representatives to take any such action. Each Signing Member shall, and shall instruct and cause its representatives and agents to, immediately cease any solicitations, discussions or negotiations with any parties (other than the parties party to the Business Combination Agreement and their respective representatives) in connection with an Acquisition Proposal or the Company (other than the Transactions) and each Signing Member acknowledges that any action taken by it or any representative of it inconsistent with the restrictions set forth in this Section 3, whether or not such representative is purporting to act on such Signing Member’s behalf, shall be deemed to constitute a breach of this Section 3 by such Signing Member.

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4. Additional Agreements.

(a) No Challenges. Each Signing Member agrees not to commence, join in, facilitate or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Merger Sub, the Company or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any other agreement in connection with the Transactions.

(b) Further Actions. Each Signing Member agrees, while this Agreement is in effect, not to take or omit to take, or agree to commit to take or omit to take, any action that would make any representation and warranty of such Signing Member contained in this Agreement inaccurate in any material respect. Each of the Signing Members further agrees that it shall take all actions reasonably necessary and cooperate with Purchaser and the Company to effect the transactions contemplated hereby and the Transactions, including to take or omit to take such actions, and execute such agreements, as may be reasonably requested by Purchaser or the Company in connection with the transactions contemplated hereby and the Transactions or that are reasonably necessary to give further effect thereto.

(c) Consent to Disclosure. Each Signing Member hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser) of such Signing Member’s identity and beneficial ownership of Interests and the nature of such Signing Member’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Purchaser or the Company, a copy of this Agreement. Each Signing Member will promptly provide any information reasonably requested by Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

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5. Representations and Warranties. Each Signing Member, severally and not jointly, represents and warrants to Purchaser as follows:

(a) The execution, delivery and performance by such Signing Member of this Agreement and the consummation by such Signing Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Signing Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any Interests pursuant to any contract or agreement to which such Signing Member is a party or by which such Signing Member is bound (other than under this Agreement, the Business Combination Agreement and the agreements contemplated by the Business Combination Agreement, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Signing Member’s governing documents.

(b) As of the date of this Agreement, such Signing Member owns exclusively and has good and valid title to the Interests set forth opposite such Signing Member’s name on Exhibit A free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) the Company LLC Agreement, and as of the date of this Agreement, such Signing Member has, and will have until the Effective Time, the sole power to vote and right, power and authority to sell, transfer and deliver such Interests, and such Signing Member does not own, directly or indirectly, any other Interests.

(c) Such Signing Member has the power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by such Signing Member and constitutes a valid and binding agreement of such Signing Member enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(d) Except for this Agreement, such Signing Member has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Interest or other equity securities of the Company owned by such Signing Member or (ii) granted any proxy, consent or power of attorney with respect to any Interest or other equity securities of the Company owned by such Signing Member (other than as contemplated by this Agreement).

(e) Such Signing Member understands and acknowledges that Purchaser is entering into the Business Combination Agreement in reliance upon such Signing Member’s execution and delivery of this Agreement.

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(f) Such Signing Member is a sophisticated equityholder and has adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding this Agreement and the Transactions, and has independently, without reliance upon Purchaser or the Company, and based on such information as such Signing Member has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Signing Member acknowledges that none of Purchaser or the Company has made or makes any representation or warranty, whether express or implied, of any kind or character with respect to the matters covered herein, in each case except as expressly set forth in this Agreement. Such Signing Member acknowledges that the agreements contained herein with respect to the Interests held by such Signing Member are irrevocable.

6. Termination. This Agreement and the obligations of the Signing Members under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the mutual agreement of the Parties. Upon termination of this Agreement, neither Party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any Party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. A waiver under this Agreement shall be valid only if set forth in an instrument in writing signed by the Party or Parties granting such waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; provided that the fees and expenses of the Company and Purchaser shall be allocated as set forth in Section 3.03 of the Business Combination Agreement.

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(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a Party as shall be specified in a notice given in accordance with this Section 8(b)):

If to Purchaser, to it at:

Hennessy Capital Investment Corp. VII
195 US HWY 50
Suite 207
Zephyr Cove, NV 89448
Attn: Daniel Hennessy, Thomas Hennessy, and Nick Geeza
Email: dhennessy@hennessycapitalgroup.com;
thennessy@hennessycapitalgroup.com;
ngeeza@hennessycapitalgroup.com

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attn: Jeffrey Smith and Michael Heinz
Email: jnsmith@sidley.com;
mheinz@sidley.com

If to the Company, to it at:

ONE Nuclear Energy, LLC
2310 1st Street
Suite 603
Fort Myers, FL 33901
Attn: Richard Taylor and Kevin Dowd
Email: rtaylor@onenuclearenergy.com; kdowd@onenuclearenergy.com with a copy to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW
Suite 900
Washington, DC 20001
Attention: Jon Talcott and Peter Strand
Email: jon.talcott@nelsonmullins.com; peter.strand@nelsonmullins.com

If to a Member, to the address or email address set forth for Member on Exhibit A.

(c) In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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(d) This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties, and any such transfer without prior written consent shall be void.

(e) This Agreement shall be binding upon and inure solely to the benefit of each Party (and Purchaser’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Signing Member shall be liable for the breach by any other Signing Member of this Agreement.

(f) The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not fully or timely performed in accordance with the terms hereof or were otherwise breached. The Parties agree that (a) each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to specific enforcement of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party hereby also waives any requirement for the securing or posting of any bond in connection therewith.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not available in such court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the Parties hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party, and (ii) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

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(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (including by email or in .pdf format) and electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement.

(i) At the request of Purchaser, in the case of any Signing Member, or at the request of the Signing Members, in the case of Purchaser, and without further consideration, each Party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Signing Member until after such time as the Business Combination Agreement is executed and delivered by the Company, Purchaser, and the Merger Sub.

(k) Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(k).

(l) Nothing contained in this Agreement shall be deemed to vest in Purchaser, the Company or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Interests.

(m) Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Signing Member acknowledges that, as described in the final prospectus of Purchaser, filed with the SEC on January 17, 2025 (Registration No. 333-2283087) (the “Purchaser Prospectus”), Purchaser has established the trust account described therein (the “Trust Account”) for the benefit of Purchaser’s public shareholders pursuant to the Trust Agreement and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Signing Member further acknowledges and agrees that a significant amount of Purchaser’s assets consist of the cash proceeds of Purchaser’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and each Signing Member hereby irrevocably waives any Released Claims (as defined below), in the past, now or in the future as a result of, or arising out of, this Agreement, any negotiation, contracts or agreements with the Company, each Signing Member, or its respective representative, against, and any right to access, the Trust Account, any trustee of the Trust Account and Purchaser, to collect from the Trust Account any monies that may be owed to them by Purchaser or any of its Affiliates for any reason whatsoever, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”) and will not seek recourse against the Trust Account at any time for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s or any Signing Member’s right to pursue a claim against Purchaser pursuant to this Agreement for legal relief against monies or other assets of Purchaser held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for intentional fraud in the making of the representations and warranties in this Agreement. This Section 9(m) shall survive the termination of this Agreement for any reason.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HENNESSY CAPITAL INVESTMENT CORP. VII

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

ONE NUCLEAR ENERGY, LLC

By:	/s/ Richard Taylor
Name:	Richard Taylor
Title:	Co-Founder, Chairman, Chief Executive Officer

[Signature page to Member Support Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SIGNING MEMBER:

/s/ Kevin Dowd
Name:	Kevin Dowd

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SIGNING MEMBER:

/s/ Robert Carilli
Name:	Robert Carilli

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SIGNING MEMBER:

/s/ Richard Taylor
Name:	Richard Taylor

EXHIBIT A

LIST OF SIGNING MEMBERS

Name of Signing Member	Number of Membership Interest Units Owned	Address
Kevin Dowd	3,138,334	c/o ONE Nuclear Energy, LLC 700 S. Rosemary Ave, Suite 204 West Palm Beach, FL 33401
Robert Carilli	3,138,333	c/o ONE Nuclear Energy, LLC 700 S. Rosemary Ave, Suite 204 West Palm Beach, FL 33401
Richard Taylor	3,138,333	c/o ONE Nuclear Energy, LLC 700 S. Rosemary Ave, Suite 204 West Palm Beach, FL 33401